Enghouse Systems Limited SC TO-T

Exhibit 99.(d)(2)

Qumu Corporation
400 S. 4th Street, Suite 401-412
Minneapolis, MN 55415

July 26, 2022

Name and Address:

Enghouse Systems Limited

80 Tiverton Court, Suite 800

Markham, ON, L3R OG4

Canada

Ladies and Gentlemen:

In connection with the consideration of a potential negotiated transaction (the “Transaction”) involving Qumu Corporation (the “Company”), the Company is prepared to furnish the above-named party (herein referred to as “you”) with certain information concerning the Company, its subsidiaries and their respective businesses and you may furnish the Company with information concerning you, your subsidiaries and your and their respective businesses, all of which is deemed confidential and proprietary (subject to the exceptions outlined below). All such information marked or otherwise identified as “Confidential” is herein collectively referred to as the “Evaluation Material.” The party disclosing Evaluation Material pursuant to this Agreement shall be referred to as the “Discloser.” The party receiving Confidential Information pursuant to this Agreement shall be referred to as the “Recipient.”

Specifically, we agree that:

1.	To maintain the confidentiality of the Evaluation Material, the Recipient agrees on behalf of the Recipient and its Representatives (as defined below): (a) not to use any Evaluation Material or notes, summaries, analyses or other material derived therefrom (collectively, “Notes”) except solely to determine whether the Recipient wishes to propose to enter into a Transaction and the terms thereof; (b) not to disclose any Evaluation Material or Notes other than to the Recipient’s affiliates (within the meaning of Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and officers, directors, employees, consultants, advisors, financing sources, co-investors and representatives of the Recipient and the Recipient’s affiliates (collectively, “Representatives”) with a need to know the information contained therein; provided, that such Representatives shall have agreed to abide by the terms of this Agreement or shall otherwise be bound by obligations of confidentiality no less restrictive than this Agreement; provided, further, that the Recipient agrees to be responsible for any breach of this Agreement by any of the Recipient’s Representatives; and (c) not to disclose that the Evaluation Material has been made available, that the Recipient or the Recipient’s Representatives have inspected any Evaluation Material, or that you and the Company may be considering a Transaction or have had, are having or propose to have any discussions with respect thereto. In the event the Discloser believes a breach of this Agreement has occurred, the Recipient agrees to provide at the Discloser’s request a list of those persons to whom the Recipient has disclosed Evaluation Material or provided Notes.

Name: Enghouse Systems Limited	Date: July 26, 2022

2.	The Discloser may elect at any time to terminate further access by the Recipient to Evaluation Material. The Recipient agrees that upon any such termination, the Recipient will, upon written request, promptly (and in any case within five (5) business days of the Discloser’s request) destroy all Evaluation Material and all Notes including any Notes or Evaluation Material in electronic form, and confirm in writing to the Discloser that all such material has been destroyed in compliance with this Agreement. No such termination will affect the Recipient’s obligations hereunder or those of the Recipient’s Representatives, all of which obligations shall continue in effect.

3.	Notwithstanding the foregoing: (a) if and to the extent required by applicable law, rule or regulation, the Recipient and its Representatives may retain one copy of the Evaluation Material and Notes solely for the purpose of compliance with such law, rule or regulation; and (b) the Recipient’s computer systems and those of its Representatives may automatically make and retain back-up copies of the Evaluation Material and Notes in the Recipient’s or its Representative’s archival or back-up computer storage for the period that the Recipient or its Representatives normally archive backed-up computer records, provided that such Evaluation Material or Notes shall be accessed, used or disclosed by the Recipient or its Representatives solely for the purpose of compliance with applicable law, rule or regulation.

4.	The restrictions relating to the disclosure and use of Evaluation Material and Notes shall be inoperative as to particular portions of the Evaluation Material or Notes if such information (a) becomes generally available to the public other than as a result of a disclosure by the Recipient or the Recipient’s Representatives in violation of this Agreement, (b) was available to the Recipient on a non-confidential basis or was already in the public domain prior to its disclosure to the Recipient by the Discloser or its Representatives, (c) becomes available to the Recipient on a non-confidential basis from a source, other than the Discloser or its Representatives, provided such source is not prohibited from disclosing such information to the Recipient by a contractual, legal, fiduciary or other obligation to maintain confidentiality to the Discloser or its Representatives, or (d) as demonstrated by reasonable proof, was developed by or on behalf of the Recipient (or the Recipient’s Representatives) independent of and without reference to the Evaluation Material or Notes.

Name: Enghouse Systems Limited	Date: July 26, 2022

5.	If the Recipient or the Recipient’s Representatives are requested or required by law, regulation, judicial or governmental order, in any court proceeding, or in any action by any governmental authority (including by oral questions, depositions, interrogatories, requests for information, subpoena, civil investigative demand or similar process) to disclose any Evaluation Material or Notes, it is agreed that, unless prohibited by law, the Recipient will provide the Discloser with prompt notice thereof so that the Discloser may seek, at the Discloser’s sole expense, an appropriate protective order or other remedy or so that the Discloser may waive compliance, in whole or in part, with the terms of this Agreement. In the event that the Recipient has not received written notice from the Discloser before such requested or required disclosure date confirming that such protective order or other remedy has been obtained (along with a copy of such order or other appropriate documentation), or the Discloser waives compliance with the provisions of this Agreement, the Recipient may, without liability hereunder, disclose only that portion of the Evaluation Material or Notes that is requested or required of the Recipient or the Recipient’s Representatives. The Recipient agrees to reasonably cooperate with the Discloser in obtaining an appropriate protective order or other remedy (at Discloser’s sole expense).

6.	The Recipient understands and agrees that neither the Discloser nor its affiliates or Representatives make any representations or warranties, express or implied, with respect to any of the Evaluation Material, except as is explicitly set forth herein. The Recipient also agrees that neither the Discloser nor its affiliates or Representatives shall assume any responsibility or have any liability to the Recipient or its Representatives resulting from the selection or use of the Evaluation Material by the Recipient or its Representatives.

7.	You agree not to initiate or maintain contact with any officer, director, or employee of the Company regarding the Transaction, except Neil E. Cox, chair of the Board of Directors, Rose Bentley, the Company’s Chief Executive Officer or Thomas A. Krueger, the Company’s Chief Financial Officer, or otherwise with the express written consent of the Company. It is understood that the Company will arrange for appropriate contacts for due diligence purposes related to the Transaction. Without the prior written consent of the Company, you will not contact any customer, supplier, distributor, reseller or other business partner of the Company, except in the ordinary course of your business and without making reference to any discussions related to the Transaction. Unless otherwise agreed to by the Company, all (a) communications regarding any possible Transaction, (b) requests for additional information, (c) requests for management meetings, and (d) discussions or questions regarding procedures in connection with any possible Transaction, will be submitted or directed to Craig-Hallum Capital Group which is acting as the Company’s agent.

8.	You hereby acknowledge that you are aware that the United States securities laws prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

Name: Enghouse Systems Limited	Date: July 26, 2022

9.	You agree that no contract or agreement providing for any Transaction shall be deemed to exist between you and the Company unless and until you and the Company execute and deliver a final definitive agreement relating thereto (a “Transaction Agreement”). You also agree that unless and until you and the Company shall have executed and delivered a Transaction Agreement, neither you nor the Company will be under any legal or equitable obligation of any kind whatsoever with respect to a Transaction by virtue of this Agreement except for the matters specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or your Representatives with regard to a Transaction, and to terminate discussions and negotiations with you at any time. You further understand that the Company shall be free to establish and change any process or procedure with respect to a Transaction as the Company in its sole discretion shall determine (including, without limitation, negotiating with any other interested party and entering into a Transaction Agreement with any other party without prior notice to you or any other person).

10.	It is further understood and agreed that money damages are not a sufficient remedy for any breach or threatened breach of this Agreement and that each party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach of this Agreement and the parties further agree to waive any requirement for the securing or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity a party. In the event of any litigation regarding or arising from this Agreement, the prevailing party shall be entitled to recover its reasonable and actual expenses, attorneys’ fees and costs incurred therein or in the enforcement or collection of any judgement or award rendered therein.

11.	This Agreement constitutes the entire agreement between the parties hereto regarding the subject matter hereof. This Agreement may be modified or amended only by a written agreement signed by the parties hereto by their authorized representatives. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto, provided that neither your rights and obligations hereunder nor any Evaluation Material may be assigned by you without the prior written consent of the Company.

12.	Each party represents and warrants to the other party that: (i) this Agreement is a valid and binding obligation of such party, enforceable against such party in accordance with its terms, and (ii) the execution and delivery of this Agreement by such party does not conflict with or constitute a violation of or default under such party’s organizational documents, any statute, law, regulation, order or decree applicable to such party, or any contract, commitment, agreement, arrangement or restriction of any kind to which such party is a party or by which such party is bound. If any term or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Name: Enghouse Systems Limited	Date: July 26, 2022

13.	The parties understand and agree that no failure of delay by the other party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any right, power or privilege hereunder.

14.	This Agreement shall be construed, performed and enforced in accordance with, and governed by, the internal laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

15.	Each party’s obligations under this Agreement shall remain in effect for a period of one year from the date hereof.

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If you are in agreement with the foregoing, please sign and return one copy of this Agreement, it being understood that all counterpart copies will constitute but one agreement with respect to the subject matter of this Agreement.

Very truly yours,

QUMU CORPORATION

By:	/s/ Rose Bentley
Name: Rose Bentley
Title: CEO

Accepted as of the date first above written:

Enghouse Systems Limited

By:	/s/ Sam Anidjar
Name: Sam Anidjar
Title: VP, Corporate Development